Exhibit 99.1

VSee Health and BabyLiveAdvice Partner to Reduce Maternal Care Disparities Through Innovative Maternal Care Model Supported by Virtual Nursing

VSee Health and BabyLiveAdvice partner to provide end-to-end virtual maternal care services that support hospitals and FQHCs in maternity deserts and increase women's access to obstetric care

BOCA RATON, Fla. -- October 29, 2024 -- VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive telehealth services that customize workflow streams, and BabyLiveAdvice, Inc., a virtual maternal care platform and a winner of the Johnson & Johnson Nurses Innovate QuickFire Challenge in Maternal and Newborn Health, have partnered to alleviate the maternal care crisis through an innovative maternal care model that allows hospitals, payers, and FQHCs to fill their most needed staffing and service gaps through the BabyLiveAdvice maternal care platform powered by VSee Health.

VSee Health CEO, Dr. Milton Chen stated, "We believe that technology plays a crucial role in health equity. We're proud to be the digital health platform behind BabyLiveAdvice and its mission to create a sustainable maternal care model that is meeting the needs of mothers in maternal deserts across the U.S."

BabyLiveAdvice CEO Sigi Marmorstein, PHN, FNP-BC says, "Our work is helping to save lives and to keep maternity wards open. We would not be able to do this without VSee Health and the versatile functionalities its platform provides. It allows us to support community health clinics and hospitals nationwide - Baywell Health, LifeBridge Health, Washington Hospital, Huntington Hospital, Jamaica and Flushing hospital and over 9000 mothers - with the specialized workflows they each need to make the care experience easy and their operations seamless."

The Maternal Care Crisis in the United States

The United States has one of the highest rates of maternal mortality among developed nations where the rate for Black women is three times as high as white women at 55 per 100,000 live births. The majority of these deaths (over 65%) happen postpartum when women are most vulnerable and have the least access to postpartum care and mental health support. An estimated 80% of these deaths are preventable.

Additionally, a large number of hospital maternity wards have been closing down since before the COVID pandemic due to lower birth rates, staffing shortages, and rising costs. About 35% of U.S. counties are now considered maternity deserts, where 2.3 million women of childbearing age have limited or no access to maternal health services. Research has shown that these maternity unit closings disproportionately impact Black women. The crisis has been recognized by the "White House Blueprint for Addressing the Maternal Health Crisis" and in August the administration released $558 million to expand maternal healthcare access, improve outcomes, and reduce disparities.

The Impact of Virtual Maternal Care

The BabyLiveAdvice platform empowers stressed hospitals and clinics in maternity deserts to relieve staffing shortages and to provide high quality maternal care with comprehensive non-clinical care services that can be delivered anytime, anywhere. Powered by VSee Health's customizable digital health platform, BabyLiveAdvice enables clients to build tailored programs that take on the full burden of all non-clinical care (e.g. education, monitoring, nutrition, lactation, mental health, social-emotional factors, etc.) through their patients' entire episode of care from pregnancy to birth to postpartum; in the hospital and in the home. This allows hospitals and clinics to focus on the clinical aspects of obstetric care while ensuring patients are getting the social-emotional support and monitoring they need, especially when patients are at home and are without access to care.

About VSee Health

VSee Health is a software-as-a-service (SaaS) platform that enables clinicians and enterprises to create their telehealth workflows without programming. VSee Health's system allows a telehealth mobile app to be created or a telehealth system to be integrated into existing hospital operations in days.

With a focus on patient disease state telemedicine and turnkey billing services, VSee Health has integrated an intensive care, critical care and neuro solution, powered by iDoc Telehealth Solutions, as its initial module for the VSee Health software platform. This technology encompasses a set of integrated telehealth technologies and a team of neurointensivists, neurologists, and tele-radiologists that treat and coordinate care for acutely ill patients 24/7/365 in the neurointensive care unit (Neuro-ICU), cardiac surgery intensive care unit (CS-ICU) and the intensive care unit (ICU) for stroke, brain trauma and a wide range of neurological conditions. For more information, please visit vseehealth.com .

About BabyLiveAdvice

BabyLiveAdvice is an award-winning telehealth service that is designed to support, educate and empower mothers and parents so they feel confident and knowledgeable about pregnancy, delivery, breastfeeding, infant care and more. It features both video and chat components so moms can easily get help online from a healthcare provider, midwife, nurse, mental health practitioner and even a peer if something concerning is going on. Visit babyliveadvice.com

Contact:

Anne Chang

media@vsee.com

626-513-1824